Exhibit 10.39

TRANSISTION AND SEPARATION AGREEMENT

This Separation Agreement ("Agreement") is made between Edward J. Konar ("Employee") and Kemper Corporate Services, Inc., for itself and on behalf of all of its affiliates (collectively, "Employer"), on the date last written below.
BACKGROUND
Employer and Employee wish to set forth the terms and conditions governing the termination of Employee's employment, and to provide for the settlement and release of any and all claims, demands, and causes of action Employee may have against the Employer arising out of or in any way related to Employee's employment with Employer, and the termination thereof.
Employee acknowledges and agrees that the benefits conferred upon Employee by the Agreement are pursuant to and exceed the Kemper Corporation General Severance Pay Plan and exceed those to which Employee might otherwise be entitled under any applicable law.
TERMS AND CONDITIONS
In consideration of their mutual promises and undertakings described below, Employee and Employer agree as follows:
1.Employment Responsibilities End. Employee's employment by Employer shall end at the close of business on November 14, 2014 ("Termination Date" and "Last Day of Work"). Employee no longer will be authorized to transact business or incur any expenses, obligations and liabilities on behalf of the Employer after the Termination Date. Employee agrees not to seek reinstatement, future employment, or other working relationship with the Employer or any of its affiliates. Employee acknowledges: (i) Employee has reported to the Employer any and all work-related injuries incurred during employment; (ii) the Employer properly provided any leave of absence because of Employee's or a family member's health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; (iii) Employee has provided the Employer with written notice of any and all concerns regarding suspected ethical and compliance issues or violations on the part of the Employer or any released person or entity; and (iv) Employee has not filed any complaints, claims, or actions against the Employer or any Released Party (as defined below). Employee further agrees that Employee has been paid all wages, benefits, and other compensation owed to Employee by Employer through the Termination Date, subject to the obligation of Employer for the payment of: (i) salary at Employee's current base rate through the Termination Date, and (ii) all paid time off (PTO), if any, that will be accrued but unpaid on the Termination Date. Any such accrued and unpaid PTO will be paid to Employee no later than the next regularly scheduled payday after the Termination Date. Employer will promptly cause Employee to be reimbursed for all expenses properly incurred during his employment and submitted to Employee within 30 days of Employee's Termination Date.
2.Severance Payment and COBRA Payments. A cash severance payment in the gross total amount of eight hundred thousand dollars ($800,000.00), will be paid in a lump sum, less applicable taxes and withholdings, to Employee provided that all of the following conditions have occurred: (a) Employee signs this Agreement and returns it to Employer by December 29,

2014, (b) Employee submits a signed resignation in the form of Attachment A, attached hereto, with such resignation to effective as of the close of business on November 14, 2014; (c) the seven-day revocation period has passed without revocation of this Agreement, (d) Employee has executed and returned the Acknowledgment Form (Attachment B hereto) to Employer confirming Employee's decision not to revoke this Agreement, and (e) Employee has returned all company property to Employer. Employee acknowledges and agrees that the severance payment shall not be deemed "compensation" for purposes of any of Employer's qualified retirement plans or other benefit programs and payment of the severance payment does not entitle Employee to any retirement plan contributions by Employer for Employee's benefit or account.
If the Employee is eligible for COBRA, effective upon the Employee's Last Day Worked, Employee shall be given the option to continue eligible benefits through COBRA by paying the non-COBRA employee premium (or, at the appropriate family non-COBRA rate if Employee elects to continue coverage for one or more eligible dependents) for a period of time according to the following schedule:
Employees with less than 10 Years of Credited Service...3 months
Employees with 10 or more Years of Credited Service....6 months
Upon the expiration of such 3- or 6-month period, as applicable, Employee shall then be responsible for paying the full COBRA premium if he or she wishes to continue coverage for any or all of the remainder of the Employee's COBRA eligibility period. Whether paying a non-COBRA or COBRA premium, Employee shall be responsible for complying with normal administrative COBRA enrollment and premium payment procedures.
3.Outplacement Services. Upon return of the signed Agreement and Attachment A to the Employer, Employer agrees to provide at its cost up to 12 months of outplacement services for Employee through Lee Hecht Harrison, provided that Employee commences utilization of the outplacement services within three months of the date he executes this Agreement.
4.Non-Solicitation of Employees, Confidentiality, Good Behavior and Return of Property.
(a)Employee Agrees that he shall not for a period of twelve (12) months immediately following the Termination Date, solicit, induce, entice, or in any manner encourage any person then employed by Employer to leave the employ of Employer. This prohibition applies only to employees with whom Employee had material contact pursuant to Employee's duties during the period of twelve (12) months immediately preceding the Termination Date and includes, without limitation, all officers of Kemper Corporation. For purposes of this Agreement, "Material Contact" means interaction between Employee and another employee of Employer: (i) with whom Employee actually dealt, or (ii) whose employment or dealings with Employer or services for Employer were handled, coordinated, managed, or supervised by Employee. If Employee breaches the terms of this Section 4(a), he will be liable for any attorneys' fees incurred by Employer in seeking the enforcement of this Section 4(a) and will forfeit his right to continued health insurance coverage at the employee (or family) non-COBRA rate as described in Section 2. Notwithstanding the foregoing sentence, Employer will also have the right to obtain any other legal and equitable relief to which it might be entitled for any breach of this Agreement, including Section 4(a).
(b)Employee acknowledges access to and receipt of confidential business and proprietary information regarding the Company and its affiliates while working. Employee agrees not to disclose, communicate, use to the detriment of Employer or for Employee's own benefit or the benefit of any other person, or misuse in any way any confidential information or trade secrets of Employer.
(c)Employee agrees to return to Employer all Employer credit cards, identification cards, access cards and keys to Employer's properties or facilities that Employee may have in his possession. Employee shall return any and all Employer confidential files and all Employer confidential and proprietary information that Employee may have in his possession. Employee shall return any and all of Employer's property, including but not limited to, computer equipment, cellular phone, peripherals, printers, and company vehicles that he used during the course of his employment.
5.Consideration to Employer - Release of Claims and Agreement Not to Sue. Except as stated below, Employee hereby forever releases, discharges and holds harmless Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents from any claim or cause of action whatsoever which Employee either has or may have against Employer resulting from or arising out of or related to Employee's employment by Employer, or the termination of that employment, including any claims or causes of action Employee has or may have pursuant to the Age Discrimination in Employment Act, 29 USC Section 621 et seq.; the Older Workers Benefit Protection Act of 1990; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991,42 USC Sec. 2000(e); the Americans with Disabilities Act, 42 USC Sec. 12101; the Rehabilitation Act of 1973, 29 USC Sec. 701; the Family and Medical Leave Act of 1993, 29 USC Sec. 2618; 775 Ill. Comp. Stat. Ann. 5/1-103, 5/2-102, 5/2-103, 5/2-104, and 56 Ill. Adm. Code 5210.110; Employer Retirement Income Security Act of 1974, 29 USC 1001 et seq.; and any other law or regulation of any local, state or federal jurisdiction.
6.Exceptions and No Interference With Unemployment Claims Or Rights
On the date of this Agreement, Employee represents and warrants that Employee has no claims, complaints, charges, or other proceedings pending with any administrative agency, commission or other forum relating directly or indirectly to Employee's employment with Employer. Other than an action for breach of this Agreement, Employee expressly acknowledges that if Employee files any claim, or causes or aids any claim to be filed on Employee's behalf, regarding any matter described in this Agreement, Employer may be entitled to recover from Employee some or all money paid under this Agreement, plus attorneys' fees and costs incurred in defending against such action, to the extent permitted by law.
Employer expressly agrees that the release language in Section 5 above shall not prevent Employee from applying for unemployment benefits to which Employee may be entitled under applicable law. Nothing in this Agreement is intended to waive claims (i) for workers'

compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date Employee signs this Agreement, (iii) that may arise after Employee signs this Agreement, or (iv) which cannot be released by private agreement. In addition, nothing in this Agreement including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions, prevent Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, NLRB, or any other any federal, state or local agency charged with the enforcement of any laws, or from exercising rights under Section 7 of the NLRA to engage in joint activity with other employees, although by signing this release Employee is waiving rights to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Employee's behalf, except where such a waiver of individual relief is prohibited.
7.No Admission of Liability. Nothing in this Agreement shall be construed to be an admission of liability by Employer and its respective parent company, subsidiaries, affiliates, predecessors, successors and assigns, and their officers, directors, shareholders, principals, employees, insurers, and agents for any alleged violation of any of Employee's statutory rights or any common law duty imposed upon Employer.
8.Adequate Consideration. Employee agrees that the consideration provided for this Agreement is above and beyond any amounts already owed to Employee and is adequate consideration for all promises and releases contained in this Agreement.
9.Non-waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision of this Agreement.
10.Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and personally delivered or sent by a recognized overnight courier service to Employee's residence as last shown on Employer's employment records, in the case of Employee, or to Kemper Corporate Services, Inc., Attn: Donald G. Southwell, President, One East Wacker Drive, Suite 1000, Chicago, Illinois 60601, in the case of Employer.
11.Successors and Assigns. Except as otherwise provided in specific provisions above, this Agreement shall be binding upon and inure to the benefit of Employee, Employee's spouse, Employee's heirs, executors, administrators, designated beneficiaries and upon anyone claiming under Employee or Employee's spouse, and shall be binding upon and inure to the benefit of Employer and its successors and assigns. Employee warrants and represents that, except as provided herein, no right, claim, cause of action or demand, or any part thereof, which Employee may have arising out of or in any way related to Employee's employment with Employer, has been or will be assigned, granted or transferred in any way to any other person, entity, firm or corporation, in any manner, including by subrogation or by operation of marital property rights.
12.Severability. If a court or other body of competent jurisdiction should determine that any term or provision of this Agreement is invalid or unenforceable, such term or provision shall be reformed rather than voided, if possible, in accordance with the purposes stated in this

Agreement and with applicable law, and all other terms and provisions of this Agreement shall be deemed valid and enforceable to the extent possible.
13.Oral Agreements; Applicable Law. The parties agree and acknowledge that nothing in this Agreement alters the terms and conditions of any existing Kemper Corporation 2009 Performance Incentive Plan. The parties further acknowledge that there are no oral agreements or understandings that conflict with, modify, supplement or supersede the terms and conditions of this Agreement. This Agreement shall be construed under the laws of the State of Illinois applicable to contracts entered into and to be performed in the State of Illinois.
To the extent of any conflict between the terms of this Agreement and the Company's severance plan, the provisions of this Agreement shall prevail. The provisions of this Agreement are severable, and if any part of this Agreement except Paragraph 5 is found by a court of law to be unenforceable, the remainder of this Agreement will continue to be valid and effective. The headings in this Agreement are provided for reference only and shall not affect the substance of this Agreement.
14.Representations and Warranties. By signing below, the Employee represents and warrants that Employee has been advised in writing to consult with an attorney before signing this Agreement, and Employee has had the opportunity to do so if desired. Employee acknowledges that this Agreement has been delivered to Employee on November 14, 2014 and understands that Employee has up to forty-five (45) days following such date to sign and return sign and return this Agreement to Employer. Employee agrees that any changes made to this Agreement do not restart the running of the 45-day period. If Employee signs and returns this Agreement before the end of the 45-day period, it is because Employee freely chose to do so after carefully considering its terms. If Employee is age 40 or over and Employee's termination is part of an employment termination program, the Employer has attached information regarding the class, unit, or group of individuals covered by the employment termination program; the applicable eligibility factors and time limits; a list of the job titles and ages of all individuals eligible or selected for the employment termination program as well as those who are not; and the applicable severance plan.
The Employee further acknowledges and understands that some portions, or all of the payments and/or benefits described in this Agreement, are the consideration to the Employee for waiving rights under the Age Discrimination in Employment Act ("ADEA") referenced in Section 5 and for Employee's obligations described in Section 4.
Finally, Employee understands that Employee has the right within seven (7) days of the signing of this Agreement to revoke Employee's waiver of rights to claim damages under the ADEA. If Employee does revoke that waiver within the seven (7) day period, the Agreement shall be null and void. If the revocation period expires on a weekend or holiday, Employee will have until the end of the next business day to revoke. This Agreement will become effective on the eighth day after Employee signs this Agreement provided Employee does not revoke this Agreement (Effective Date). Any modification or alteration of any terms of this Agreement by Employee voids this Agreement in its entirety.

Any revocation must be in writing and delivered to Donald G. Southwell, President, Kemper Corporate Services, Inc., One East Wacker Drive, Suite 1000, Chicago, IL 60601. Any such revocation must comply with the notice provisions of Section 10 and be delivered to Employer no later than the seventh day after execution of this Agreement.
15.Confidentiality and Non-Disparagement. The nature and terms of this Agreement are strictly confidential and they have not been and shall not be disclosed by Employee at any time to any person other than Employee's lawyer or accountant, a governmental agency, or Employee's immediate family without the prior written consent of an officer of the Company, except as necessary in any legal proceedings directly related to the provisions and terms of this Agreement, to prepare and file income tax forms, or as required by court order after reasonable notice to the Company.
Employee agrees not to make statements to clients, customers and suppliers of the Released Parties or to other members of the public that are in any way disparaging or negative towards the Released Parties or their products and services.
16.Employee Cooperation and Assistance. Employee agrees to cooperate fully with Employer in the defense of any lawsuits or any other types of proceedings, and in the preparation of any response to any examination or investigation by any government entity or agency, and with respect to any other claims or matters (all such lawsuits, proceedings, examinations, investigation, claims and matters being collectively referred to as "Proceedings"), arising out of or in any way related to the policies, practices, or conduct of Employer and its affiliates during the time Employee was employed by Employer, and shall testify fully and truthfully in connection therewith. In addition, Employee agrees that, upon reasonable notice, Employee will participate in such informal interviews by counsel for Employer as may be reasonably necessary to ascertain Employee's knowledge concerning the facts relating to any such Proceedings, and to cooperate with such counsel in providing testimony whether through deposition, affidavit, or at trial in any such Proceeding. If Employee's action is required under this Section after 12 months from the Termination Date, Employer will compensate Employee at an agreed-upon rate for time spent, provided Employee submits a detailed account to Employer of his actions. In all events, Employer will reimburse Employee for his reasonable travel, lodging and other out-of-pocket expenses associated with his compliance with this Section 16. Employer will make every reasonable effort to accommodate Employee's personal and business schedules when requesting his assistance and cooperation.
17.Exemption from § 409A of the Internal Revenue Code of 1986, as amended (the "Code"). Except for payments pursuant to Section 16, all payments due under this Agreement will be paid on or after January 1, 2015 but no later than March 15, 2015. It is the intent of the Parties that all such payments are to be considered to be short-term deferrals to which Code Section 409A is not applicable by reason of Treasury Regulation Section 1.409A-1(b)(4).
Caution: This Agreement is a Release. Employer hereby advises Employee to read it and to consult with an attorney prior to signing it.
TO EVIDENCE THEIR AGREEMENT, the parties have executed this document as of the date last written below.

Employee	Kemper Corporate Services, Inc.

/s/ Edward J. Konar	/s/ Donald G. Southwell
Edward J. Konar	Donald G. Southwell

Dated: 11-14-2014	Dated: 11-14-2014

ATTACHMENT A

Resignation

I, _____________, hereby resign, effective as of the close of business on
November __, 2014, as an officer, director and/or member of any benefit plan committee or trust of Kemper Corporation and each of its direct and indirect subsidiaries and other affiliates in which I hold any such positions.

Signature:__________________

Date: _________________

Attachment B

Seven Day Right to Revocation
Acknowledgment Form

I, ______________, hereby acknowledge that Kemper Corporate Services, Inc. tendered a Separation Agreement offer which I voluntarily agreed to accept on _____________, 2014, a date at least seven days prior to today’s date.

I certify that seven calendar days have elapsed since my voluntary acceptance of this above-referenced offer (i.e. seven days have elapsed since the above date), and that I have voluntarily chosen not to revoke my acceptance of the above-referenced Separation Agreement.

Signed this ___ day of __________________, 2014.

Signature: ___________________